Exhibit 107.1

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Carpenter Technology Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $5 Par Value per Share	Other(1)	2,000,000(2)	$34.975(1)	$69,950,000(1)	$110.20 per $1,000,000.00	$7,708.49

Total Offering Amount					$69,950,000(1)	$110.20 per $1,000,000.00	$7,708.49

Total Fee Offsets							$0.00

Net Fee Due							$7,708.49

(1)

Estimated pursuant to Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the shares of common stock, par value $5.00 per share (the “Common Stock”) of Carpenter Technology Corporation, a Delaware corporation, on October 20, 2022 as reported on the New York Stock Exchange.

(2)

This Registration Statement covers 2,000,000 shares of Common Stock reserved for issuance under the Carpenter Technology Corporation Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees, as amended (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of shares of Common Stock that may be offered or issued under the Plan as a result of future stock splits, stock dividends or similar transactions effected that result in an increase to the number of outstanding shares of Common Stock.